PURCHASE AGREEMENT

THIS AGREEMENT made as of the 5th day of February, 2004

BETWEEN:

VLADIMIR PETROVIC, 5928 Rumble Street, Burnaby, British Columbia, V5J 2C5

("Petrovic")

AND:

ACCELRATE POWER SYSTEMS INC., Suite 1370, 1140 West Pender Street, Vancouver, British Columbia, V6E 4G1

("Accelrate")

WITNESSES THAT WHEREAS:

A.

Pursuant to the License Agreement, Petrovic granted to AccelRate the exclusive right and license to, inter alia, use the Technology for the manufacture, marketing, distribution and sale of Products throughout the world;

B.

The License Agreement provided, inter alia, that Accelrate would pay Petrovic a royalty equal to 50% of net profits from the sale of Products and from sub-licensing of the Technology by Accelrate;

C.

Petrovic now desires to sell the Assets to Accelrate in exchange for an equity interest in Accelrate, and Accelrate desires ownership of the Assets, including the royalty interest provided for in the License Agreement, to further its business interests and opportunities;

NOW THEREFORE, in consideration of the premises, and in consideration of the mutual covenants and obligations herein set forth, the parties hereto covenant and agree as follows:

ARTICLE 1

DEFINITIONS

1.01

In this Agreement, unless a contrary intention appears, the words and phrases set out in Schedule 1.01 shall have the meanings assigned to them in Schedule 1.01.

ARTICLE 2

SALE AND PURCHASE

2.01

Subject to the terms and conditions of this Agreement, at the Closing, Petrovic will sell, transfer and assign to Accelrate, and Accelrate will purchase from Petrovic, for the Purchase Price, the Assets.

2.02

The Purchase Price will be paid in full at the Closing by the allotment and issue of the Petrovic Shares in the name of Petrovic, and will be allocated as follows:

(a)

to the Documents, $500; and

(b)

to the balance of the Assets, the balance of the Purchase Price.

2.03

Subject to the terms and conditions of this Agreement, Closing shall take place at 10:00 a.m. (local Vancouver time) on the Closing Date at Accelrate's office at the address first set forth above.

2.04

Sole and exclusive legal and beneficial right, title and interest in and to the Assets will pass to Accelrate on Closing, free and clear of all liens, charges, encumbrances and adverse claims whatsoever.

2.05

Accelrate and Petrovic will jointly elect, in the prescribed manner and within the time limited for doing so, to have the rules contained in subsection 85(1) of the Income Tax Act (Canada) apply to the transaction contemplated by this Agreement and for the purposes of this election shall fix the elected amount or "Agreed Amount" at an amount to be stipulated by Petrovic.

2.07

The Petrovic Shares will be issued on the following terms:

(a)

one or more certificates representing an aggregate of 500,000 Petrovic Shares will be delivered to Petrovic on Closing; and

(b)

certificates representing the balance of the Petrovic Shares will be deposited with and held in escrow by Accelrate or, if required by the Exchange, Accelrate's transfer agent, in either case pursuant to an escrow agreement in the form attached hereto as Schedule 2.07 or such other form as may be acceptable to the Exchange, and will be released from escrow as follows:

(i)

500,000 Petrovic Shares six months after Closing;

(ii)

an additional 500,000 Petrovic Shares twelve months after Closing;

(iii)

an additional 500,000 Petrovic Shares eighteen months after Closing;

(iv)

an additional 500,000 Petrovic Shares twenty-four months after Closing; and

(v)

the final 500,000 Petrovic Shares thirty months after Closing;

provided that if the Exchange shall impose escrow requirements in respect of all or any number of the Petrovic Shares which are more onerous than those set forth herein, the certificates for the Petrovic Shares described in subsection (b) will be deposited with and held in escrow by Accelrate's transfer agent on the escrow terms imposed by the Exchange.

2.08

In the event that any escrow terms imposed by the Exchange in respect of the Petrovic Shares described in subsection 2.07(b) are more onerous than the escrow terms set forth in subsection 2.07(b) or those applicable to "Value Securities" (as that term is defined in Exchange Policy 5.4) and shall be unacceptable to Petrovic, Petrovic shall thereupon become entitled to terminate, at any time prior to Closing, any and all obligations he might otherwise have under this Agreement, and this Agreement shall immediately terminate and be of no further force and effect.

2.09

AccelRate will after Closing invite Petrovic to attend and participate at those portions of meetings of the Board of Directors that pertain to the Technology.

2.10

If at any time while Petrovic Shares are held in escrow, either Caspar Koch and/or Reimar Koch desires to sell that number of Accelrate shares which constitutes at that time 10% or more of Accelrate's outstanding shares, AccelRate, on behalf of Caspar Koch and/or Reimar Koch, as the case may be, shall advise Petrovic of such intention in writing prior to Caspar Koch and/or Reimar Koch concluding negotiations regarding such sale, and Petrovic shall be eligible for proportionate participation in such sale, with the result that, if Petrovic elects to participate in such sale, he will sell that number of his Accelrate shares which, expressed as a percentage of all his Accelrate shares, is equal to the percentage of the Accelrate shares owned by Caspar Koch and/or Reimar Koch which are to be sold as part of that transaction.

2.11

If at any time while Petrovic Shares are held in escrow, Petrovic desires to sell that number of Accelrate shares which constitutes at that time 10% or more of Accelrate's outstanding shares, Petrovic shall advise Caspar Koch and Reimar Koch of such intention in writing prior to Petrovic concluding negotiations regarding such sale, and either Caspar Koch and/or Reimar Koch shall be eligible for proportionate participation in such sale, with the result that, if Caspar Koch and/or Reimar Koch elects to participate in such sale, they will sell that number of their Accelrate shares which, expressed as a percentage of all their Accelrate shares, is equal to the percentage of the Accelrate shares owned by Petrovic which are to be sold as part of that transaction.

2.12

The Petrovic Shares, which will be issued to Petrovic pursuant to exemptions from prospectus and registration requirements under the Securities Act (British Columbia) will be subject to resale restrictions in accordance with Multilateral Instrument 45-102 made pursuant to the Securities Act (British Columbia) so that, in addition to the escrow restrictions provided for herein, Petrovic will be required to hold the Petrovic Shares for a minimum of 4 months after Closing; and the certificate(s) representing the Petrovic Shares will be endorsed with the following form of legend:

"Unless permitted under securities legislation, the holder of the securities shall not trade the securities until [insert the date that is four months and a day after the distribution date]."

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.01

Accelrate represents and warrants to Petrovic, with the intent that Petrovic shall rely thereupon in entering into this Agreement, that:

(a)

Accelrate is duly incorporated and validly subsisting under the laws of British Columbia, and has the corporate power and capacity to enter into this Agreement;

(b)

Accelrate has the legal right and authority to enter into this Agreement, and this Agreement has been approved by requisite corporate procedures;

(c)

the corporate records of Accelrate, as required to be maintained by Accelrate under its constating documents, are accurate, complete and up-to-date in all material respects, and all material transactions of Accelrate have been properly recorded on its books or filed with its records;

(d)

the entering into and performance of this Agreement and the transactions contemplated herein will not result in the violation of any of the terms and provisions of the constating documents of Accelrate, any shareholders' or directors' resolution, or of any indenture or other agreement, written or oral to which Accelrate may be a party or be bound or to which they may be subject or any judgement, decree, order, rule or regulation or any court or administrative body by which Accelrate is bound;

(e)

Accelrate is a "Qualifying Issuer" as that term is defined in Multilateral Instrument 45-102 adopted by the British Columbia Securities Commission;

(f)

this agreement has been duly executed and delivered by Accelrate and constitutes a legal, valid and binding obligation of Accelrate enforceable against Accelrate in accordance with its terms.

3.02

Petrovic represents and warrants to Accelrate, with the intent that Accelrate shall rely thereupon in entering into this Agreement, that:

(a)

Petrovic is a resident of British Columbia;

(b)

Petrovic has the legal right and authority to enter into this Agreement;

(c)

the entering into and performance of this Agreement and the transactions contemplated herein will not result in the violation of any of any indenture or other agreement, written or oral, to which Petrovic may be a party or by which Petrovic may be bound or to which Petrovic may be subject, or any judgement, decree, order, rule or regulation or any court or administrative body by which Petrovic is bound;

(d)

this agreement has been duly executed and delivered by Petrovic and constitutes a legal, valid and binding obligation of Petrovic enforceable against Petrovic in accordance with its terms;

(e)

Petrovic is the legal and beneficial owner of all right, title and interest in and to the Assets, free and clear of all mortgages, charges, liens, encumbrances and adverse claims whatsoever;

(g)

there are no claims or actions outstanding or pending against Petrovic which would impair his ability to sell and transfer the Assets to Accelrate.

ARTICLE 4

COVENANTS OF PETROVIC

4.01

From the date of this Agreement to the Closing, Petrovic will:

(a)

not sell or dispose of any of the Assets;

(b)

keep the Assets in their present state;

(c)

afford Accelrate and its authorized representatives full access during normal business hours to the Assets, including without limitation all title documents,

abstracts of title, deeds, leases, contracts, books, records, and other such material relating to the Assets, and furnish such copies thereof and other information as Accelrate may reasonably request; and

(d)

procure and obtain all such consents, approvals, releases, and discharges as may be required to effect the transactions contemplated hereby, and in that regard Petrovic will provide to Accelrate, within three business days after signing this Agreement, a Personal Information Form in Exchange Form 2B for filing with the Exchange.

4.02

Petrovic covenants and agrees to indemnify and hold harmless Accelrate from and against:

(a)

except those which by the terms of this Agreement are to be assumed or paid by Accelrate, any and all debts, obligations and liabilities, whether accrued, absolute, contingent, or otherwise, existing at the time of Closing, respecting the Assets, and Accelrate may, but will not be bound to, pay or perform same and all moneys so paid by Accelrate in so doing will constitute indebtedness of Petrovic to Accelrate;

(b)

any and all damage or deficiency resulting from any misrepresentation, mis-statement, breach of warranty, or the non-fulfillment of any covenant on the part of Petrovic under this Agreement or under any document or instrument delivered in connection with this Agreement; and

(c)

any and all claims, actions, suits, proceedings, demands, assessments, judgements, charges, penalties, costs, and expenses, including the full amount of any legal expenses incurred by Accelrate, which arise or are made or claimed against or are suffered or incurred by Accelrate in respect of any of the foregoing.

ARTICLE 5

COVENANTS OF ACCELRATE

5.01

From the date of this Agreement to the Closing, Accelrate will make all reasonable efforts to obtain and procure, in co-operation with Petrovic, all consents, approvals, releases, and discharges required to permit it to effect the transactions contemplated hereby, including without limitation the consent of the Exchange.

5.02

From the date of this Agreement to the Closing, Accelrate will:

(a)

operate its business in the ordinary course; and

(b)

maintain its status as a "Qualifying Issuer".

5.03

Accelrate covenants and agrees to indemnify and hold harmless Petrovic from and against:

(a)

any and all damage or deficiency resulting from any misrepresentation, mis-statement, breach of warranty, or the non-fulfillment of any covenant on the part of Accelrate under this Agreement or under any document or instrument delivered in connection with this Agreement; and

(b)

any and all claims, actions, suits, proceedings, demands, assessments, judgements, charges, penalties, costs, and expenses, including the full amount of any legal expenses incurred by Petrovic, which arise or are made or claimed against or are suffered or incurred by Petrovic in respect of any of the foregoing.

ARTICLE 6

NON-MERGER

6.01

The representations, warranties, covenants, and agreements of Petrovic set forth in this Agreement and those contained in the documents and instruments delivered in connection herewith will survive the Closing Date, and notwithstanding the completion of the transactions contemplated hereby, the waiver of any condition contained herein, unless such waiver expressly releases Petrovic of such representations, warranty, covenant, or agreement, or any investigation by Accelrate, will remain in full force and effect.

6.02

The representations, warranties, covenants, and agreements of Accelrate set forth in this Agreement and those contained in the documents and instruments delivered in connection herewith will survive the Closing Date, and notwithstanding the completion of the transactions contemplated hereby, the waiver of any condition contained herein, unless such waiver expressly releases Accelrate of such representations, warranty, covenant, or agreement, or any investigation by Petrovic, will remain in full force and effect.

ARTICLE 7

CONDITIONS PRECEDENT

7.01

The obligation of Accelrate to consummate the transactions contemplated by this Agreement is subject to the fulfillment of each of the following conditions precedent at the times stipulated:

(a)

that the representations and warranties of Petrovic contained herein are true and correct on and as at the Closing Date except as may be disclosed in writing to, and approved by, Accelrate;

(b)

that all covenants, agreements, and obligations hereunder on the part of Petrovic to be performed or complied with at or before the Closing, including in particular Petrovic's obligation to deliver the documents and instruments herein provided for, have been performed and complied with as at the Closing;

(c)

that from the date hereof to the Closing no change, event, or circumstance has occurred which materially adversely affects the Assets, or the prospects, operation or condition of the business based on the Assets, or which, in the reasonable opinion of Accelrate, significantly reduces the value of the Assets to Accelrate;

(d)

that from the date hereof to the Closing there has not been any substantial loss, damage or destruction, whether or not covered by insurance, to any of the Assets;

(e)

receipt by Accelrate of notice from the Exchange of its acceptance of a filing made by Accelrate in respect of this Agreement or otherwise consenting to the completion of the transaction of purchase and sale contemplated hereby.

These conditions are for the exclusive benefit of Accelrate and may be waived in whole or in part by Accelrate in writing at any time.

7.02

The obligation of Petrovic to consummate the transactions contemplated by this Agreement is subject to the fulfillment of each of the following conditions precedent at the times stipulated:

(a)

that the representations and warranties of Accelrate contained herein are true and correct on and as of the Closing Date except as may be disclosed in writing to, and approved by, Petrovic; and

(b)

that all covenants, agreements, and obligations hereunder on the part of Accelrate to be performed or complied with at or before the Closing, including in particular Accelrate's obligation to deliver the Shares herein provided for, have been performed and complied with as at the Closing.

These conditions are for the exclusive benefit of Petrovic and may be waived in whole or in part by Petrovic in writing at any time.

7.03

Notwithstanding any other provision of this Agreement, neither party shall be obligated to perform its obligations hereunder if Accelrate does not receive the written consent of the Exchange to proceed with the transaction contemplated hereby prior to March 31, 2004.

ARTICLE 8

TRANSACTIONS OF PETROVIC AT THE CLOSING

8.01

At the Closing Petrovic will execute and deliver or cause to be executed and delivered all deeds, conveyances, bills of sale, transfers, assignments, agreements, certificates, documents, and instruments as may be necessary to effectively vest good and marketable title to the Assets in Accelrate free and clear of any liens, charges, encumbrances and adverse claims whatsoever, and free and clear of debts and liabilities, except as may be otherwise specifically provided herein, and without limiting the foregoing will execute and deliver or cause to be executed and delivered:

(a)

a general conveyance of the Assets, including an assignment of Petrovic's right, title and interest in, to and under the License Agreement, in form acceptable to Accelrate;

(b)

one or more instruments of assignment of the Patents in registrable form, for registration in each jurisdiction in which Petrovic claims patent rights in respect of the Invention;

(c)

one or more instruments of assignment of the Petrovic Marks in registrable form, for registration in each jurisdiction in which Petrovic Marks are registered;

(d)

an escrow agreement in form acceptable to Accelrate, acting reasonably, containing the escrow terms provided for in section 2.07 of this Agreement;

(e)

if Petrovic will upon Closing beneficially own more than 10% of Accelrate's issued and outstanding shares:

(i)

a draft of Petrovic's initial insider report in respect of Accelrate; and

(ii)

drafts of the forms of news release and report required to be issued and filed by Petrovic pursuant to section 111 of the Securities Act (British Columbia");

(f)

all consents, approvals, releases, and discharges as may be required to effect the transactions contemplated hereby; and

(g)

all such other documents and instruments as Accelrate may reasonably require to give effect to the transactions contemplated hereby.

8.02

From time to time after Closing Petrovic will, forthwith upon receipt of a written request from Accelrate and at Accelrate' cost and expense, do such further and other things, enter into such further and other agreements and execute and deliver to Accelrate such further and other documents and instruments as Accelrate may reasonably require to evidence the transfer to and vesting of legal and beneficial title to the Assets in Accelrate and to better ensure to Accelrate the use and enjoyment of the Assets.

ARTICLE 9

TRANSACTIONS OF ACCELRATE AT THE CLOSING

9.01

At the Closing Accelrate will deliver or cause to be delivered:

(a)

a certificate representing the Petrovic Shares described in subsection 2.08(a);

(b)

an escrow agreement in form acceptable to Accelrate, acting reasonably, containing the escrow terms provided for in section 2.07 of this Agreement;

(c)

a certified copy of resolutions of the Directors of Accelrate duly passed authorizing the execution and delivery of this Agreement and the completion of the transactions contemplated hereby, including the issue of the Shares; and

(d)

all such other documents and instruments as Petrovic or its solicitors may reasonably require to give effect to the transactions contemplated hereby.

9.02

On Closing, Accelrate will deposit certificates representing the Petrovic Shares described in subsection 2.08(b) of this Agreement in escrow on the terms provided for in this Agreement and will deliver copies of such certificates to Petrovic.

9.03

On or after the Closing Date, Accelrate will execute and deliver to Petrovic a section 85(1) election form (Form T2057), duly completed and executed, upon presentation of such form, duly completed, by Petrovic; and Accelrate will instruct its auditors to assist Petrovic in the preparation of such form, including establishment of the adjusted cost base of the Assets.

ARTICLE 10

TAXES

10.01

Any sales taxes and similar consumer taxes payable in British Columbia in connection with the acquisition of the Assets will be paid by Accelrate.

10.02

Accelrate will pay Goods and Services Tax ("GST") in the amount of $63,000 on the Purchase Price, in cash, and Petrovic will remit such GST to Canada Customs and Revenue Agency; and for greater certainty, the applicable GST is not included in the Purchase Price.

ARTICLE 11

ASSETS AT RISK

11.01

From the date of this Agreement to the Closing, the Assets will remain at the risk of Petrovic; and if any of the Assets are lost, damaged or destroyed before the Closing, Accelrate may in lieu of terminating this Agreement elect by notice in writing to Petrovic to complete the purchase to the extent possible, and at the option of Accelrate, either:

(a)

the Purchase Price will be reduced by an amount equal to the cost of making good such loss, damage, or destruction; or

(b)

Petrovic will assign and pay over to Accelrate all insurance moneys payable in respect of such loss, damage or destruction.

ARTICLE 12

ASSIGNMENT

12.01

Neither Accelrate nor Petrovic may assign, transfer, or otherwise dispose of any of its rights under this Agreement to any person without the prior consent of the other party.

ARTICLE 13

PUBLICATION AND CONFIDENTIALITY

13.01

Petrovic will treat all non-public aspects of Accelrate's business as strictly confidential and will not make use of or disclose or communicate or cause to be disclosed or communicated non-public aspects of Accelrate's business to any person except as may be consented to in writing by Accelrate.

ARTICLE 14

COMPETITION

14.01

Petrovic may not at any time after Closing, directly or indirectly, carry on or participate in any business which is in direct competition with Accelrate's business based on the Assets.

14.02

In consideration of the covenant of Petrovic set forth in section 14.01, Accelrate will pay $1,000 to Petrovic in cash on Closing.

ARTICLE 15

INDEPENDENCE

15.01

Nothing contained herein shall be deemed or construed to create between the parties hereto a partnership or joint venture, and neither party shall have the authority to act on behalf of the other party, or to commit the other party in any manner or cause whatsoever, or to use the other party's name in any way not specifically authorized by this Agreement.

ARTICLE 16

GOVERNING LAW

16.01

This Agreement shall be governed by and construed in accordance with the laws of the British Columbia and the parties hereto irrevocably attorn to the jurisdiction of (and any disputes will be tried in) the courts of the British Columbia, Vancouver Registry.

ARTICLE 17

GENERAL

17.01

Subject to the limitations hereinbefore expressed, this Agreement shall enure to the benefit of and be binding upon the parties, and their respective successors and permitted assigns.

17.02

Marginal headings as used in this Agreement are for the convenience of reference only and do not form a part of this Agreement and are not be used in the interpretation hereof.

17.03

The terms and provisions, covenants and conditions contained in this Agreement which by the terms hereof require their performance by the parties hereto after the expiration or termination of this Agreement shall be and remain in force notwithstanding such expiration or other termination of this Agreement for any reason whatsoever.

17.04

No condoning, excusing or overlooking by any party of any default, breach or non-observance by any other party at any time or times in respect of any covenants, provisos, or conditions of this Agreement shall operate as a waiver of such party's rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance, so as to defeat in any way the rights of such party in respect of any such continuing or subsequent default or breach and no waiver shall be inferred from or implied by anything done or omitted by such party, save only an express waiver in writing.

17.05

No exercise of a specific right or remedy by any party precludes it from or prejudices it in exercising another right or pursuing another remedy or maintaining an action to which it may otherwise be entitled either at law or in equity.

17.06

In the event that any part, section, clause, paragraph or subparagraph of this Agreement shall be held to be indefinite, invalid, illegal or otherwise voidable or unenforceable, the entire agreement shall not fail on account thereof, and the balance of the Agreement shall continue in full force and effect.

17.07

This Agreement shall be effective from and after the date first set forth above notwithstanding its actual date of execution.

17.08

All payments, reports and notices or other documents that any of the parties hereto are required or may desire to deliver to any other party hereto may be delivered only by personal delivery or by registered or certified mail, or telecopy (Petrovic: (604) ______________; Accelrate: (604) 688-8654), all postage and other charges prepaid, at the address for such party set forth on the first page of this Agreement or at such other address as any party may hereinafter designate in writing to the others.  Any notice personally delivered or sent by telecopy shall be deemed to have been given or received at the time of delivery or telecopying.  Any notice mailed as aforesaid shall be deemed to have been received on the expiration of five days after it is posted, provided that if there shall be at the time of mailing or between the time of mailing and the actual receipt of the notice a mail strike, slow down or labour dispute which might affect the delivery of the notice by the mails, then the notice shall only be effected if actually received.

17.09

The parties hereto acknowledge that they have each sought and obtained independent legal advice.

17.10

Neither party hereto shall be held responsible for damages caused by delay or failure when such delay or failure is due to circumstances beyond its control which cannot reasonably be forecast or provided against, including without limitation war, warlike operations or hostilities, terrorist attacks, fires, floods, earthquakes, acts of God, strikes, lockouts or inability to obtain labour or material on time; and it is further understood that each party shall give the other written notice of the occurrence of any of the described events and make every reasonable effort to resume performance required by this Agreement.

17.11

This Agreement sets forth the entire agreement between the parties and supersedes all other oral and written representations, warranties, and agreements, and no amendments to this Agreement shall be binding unless executed in writing by the parties hereto.

17.12

Time shall be of the essence of this Agreement.

17.13

Whenever the singular or masculine or neuter is used throughout this Agreement the same shall be construed as meaning the plural or feminine or body corporate when the context or the parties hereto may require.

17.14

This Agreement may be executed in counterparts and delivered by facsimile, and each counterpart shall be deemed an original and all together shall constitute one document.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first written above.

“Vladimir Petrovic”

VLADIMIR PETROVIC

ACCELRATE POWER SYSTEMS INC.

Per:

“Reimar Koch”

Authorized Signatory

#

Schedule 1.01

Definitions

"Assets" means, collectively, the Invention, the Rights, the Technology, the Patents, the Petrovic Marks, the Documentation and any Petrovic Contracts, and all of Petrovic's right, title and interest in, to and under the License Agreement and in respect of the License, including royalties payable by Accelrate thereunder;

"Closing" means the completion of the transaction of purchase and sale contemplated by this Agreement;

"Closing Date" means the third business day following the date on which the Exchange accepts Accelrate's filing on Form 5C (or such other form as may be required by the Exchange) in respect of this Agreement, or such other date as may be agreed upon in writing between the parties;

"Documentation" means all printed and electronic material relating in any way to the Assets, including without limitation all copyright materials and the full benefit thereof;

"Exchange" means the TSX Venture Exchange;

"Invention" means the invention which is the subject of the United States provisional patent application entitled "Sequential Pulse Method for Fast Battery Charging", filed July 19, 1999 on behalf of Petrovic as inventor and Accelrate as applicant, and all improvements thereon, all additions thereto and all other inventions derived from or based in whole or in part thereon;

"License" means the sole and exclusive right and license granted in the License Agreement to, inter alia, use the Petrovic Marks and the Patents and to use, exploit and sub-license the Technology and the Invention for the purpose of manufacturing (or causing to be manufactured by a third party selected by Accelrate), distributing and selling Products throughout the world, including without limitation the right and license to grant sub-licenses of all or any portion of the right and license granted to Accelrate under the License Agreement;

"License Agreement" means that certain License and Distribution Agreement made as of July 19, 1999 between Petrovic and Accelrate;

''Patents" means any and all patents, patent applications and patents pending relating in any way to the Invention and/or the Technology, including without limitation Petrovic's

#

United States provisional patent application entitled "Sequential Pulse Method for Fast Battery Charging", filed July 19, 1999 on behalf of Petrovic as inventor and Accelrate as applicant, and all patents derived therefrom and from any and all other patent applications filed by Petrovic in respect of the Invention or the Technology, and all proprietary rights associated with and arising from them and any amendments or improvements thereto;

"Petrovic Contracts" means all right, title and interest in, to and under all contracts, engagements and commitments which Petrovic is entitled to or possessed of in connection with the Assets, whether oral or written, including without limitation all licensing and revenue sharing agreements;

"Petrovic Marks" means all registered and unregistered trademarks, service marks, logos, insignias, seals, designs and other symbols/devices created or developed by or on behalf of Petrovic in connection with the Invention, the Technology or any Product, and all right, title and interest in and to all trade or brand names, copyrights, designs and other industrial or intellectual property used in connection therewith;

"Petrovic Shares" means 3,000,000 common shares without par value in the capital of Accelrate;

"Products" means any and all products which may be manufactured, produced or otherwise derived, or are capable of being manufactured, produced or otherwise derived, using the Invention and/or all or some of the Technology, now or in the future;

"Purchase Price" means $900,000 (Canadian funds);

"Rights" means the rights of Petrovic to all processes, trade secrets, know how, show how, patent and trade-mark applications and other proprietary information relating to the Invention;

"Technology" means any and all current and future intellectual property, trade secrets, proprietary information, plans, blueprints, technical data and materials, knowledge, know-how and techniques relating to the Invention and/or Patents, or otherwise relating to any process of battery charging or re-charging.